November 8, 2019

Stephen Bird
Citi
388 Greenwich St.
New York, NY 10013

Dear Stephen:

This agreement, including Exhibit A (together, the “Agreement”), sets forth the total payments and benefits that you are eligible to receive in connection with your separation of employment from Citibank, N.A. (together, as applicable, with its parent, subsidiaries and affiliates, and as further defined herein, “Citi”) provided that you sign this Agreement (including Exhibit A), do not revoke the Agreement during the applicable Revocation Period (as defined in Paragraph 17 below), and comply with the applicable terms.

1.	Termination Date, Payments, and Benefits.

(a)
From October 24, 2019 through November 15, 2019 (“Transition Period”), you will continue to receive regular salary payments at your current annual base salary rate of $500,000 (less applicable taxes, withholdings, and deductions) and broad-based employee benefits of the type you received immediately prior to the Transition Period. These payments will be made on the regular payroll dates established by Citi during this period. During the Transition Period, you will have access to Citi facilities and technology and agree to facilitate the transition of your regular responsibilities. You agree to be available for consultation as needed, but you shall not need to maintain regular attendance in the office. In addition, you acknowledge that your signing authority ends on the first day of your Transition Period as does your service as an officer, director or member of Citigroup Inc., its subsidiaries, affiliates, successors, assigns, and all other company-related entities, boards or committees. If requested, you will tender appropriate letter(s) of resignation.

(b)
From the end of the Transition Period through January 7, 2020 (“Notice Period”), you will continue to receive regular salary continuation payments at your current annual base salary rate of $500,000 (less applicable taxes, withholdings, and deductions) and broad-based employee benefits of the type you received immediately prior to the Transition Period. These payments will be made on the regular payroll dates established by Citi during this period. Your Notice Period will be non-working.

Stephen Bird
November 8, 2019

Your employment with Citi will end at the close of business on the last day of the Notice Period (“Termination Date”).

(c)
If you sign this Agreement and Exhibit A and you do not revoke the Agreement during the applicable Revocation Period (as defined in Paragraph 17 below), subject to the terms and conditions of this Agreement, you will receive a discretionary incentive and retention award (“DIRA”) for performance year 2019 with a pre-tax nominal value of $11,850,000.  Assuming satisfaction of the preceding sentence, 40% of the DIRA ($4,740,000) will be paid in the form of a cash bonus (the “Initial Payment”), and the remaining 60% of the DIRA ($7,110,000) will be awarded in the form of a deferred cash award pursuant to Citi’s Deferred Cash Award Plan (“DCAP”) (the award, your “DCAP Award”). The DCAP Award will vest in four equal installments of $1,777,500 on each of January 20 of 2021, 2022, 2023, and 2024, plus notional interest, as set forth in and subject to the DCAP Award agreement. The grant of your DCAP Award is subject to your execution of the applicable award agreement, which is Exhibit A to this Agreement. Further, the DIRA will be delivered in accordance with Paragraph 14(a) below.

(d)
You will receive payment (less applicable taxes, withholdings, and deductions) for any unused planned time off that you earned through your Termination Date pursuant to applicable policy. This payment will be made as soon as administratively practical following your Termination Date. For the avoidance of doubt, you will not be entitled to any benefit under the Citi Separation Pay Plan or any other separation pay.

(e)
Any outstanding award made to you pursuant to a discretionary incentive and retention plan or program, including Performance Share Units (“PSUs”), a stock award made to you pursuant to Citi’s Capital Accumulation Plan (“CAP”) (your outstanding PSUs and CAP awards, together, your “Equity Awards”) or a deferred cash award made to you pursuant to DCAP, and, if applicable, your participation interest in any limited partnership or other employee investment plan, shall be treated in accordance with the terms and conditions of the applicable program or plan and the applicable award or other documentation relating thereto, subject to the performance-based vesting conditions, clawback provisions, and other terms and conditions of the underlying award. Please consult the relevant prospectus, prospectus supplement, brochure, or other plan or award documents for the controlling terms.

Your outstanding PSUs and CAP awards that continue to vest following your Termination Date may become subject to income or payroll taxes in one or more jurisdictions after your Termination Date. You acknowledge that you are solely responsible for paying any tax amounts due as a condition to receiving distributions or payments of your outstanding awards. If any payroll taxes become due prior to the distribution or payment of any portion of your outstanding awards, you will receive an invoice from Citi for the amount of the taxes you owe in respect of such

Stephen Bird
November 8, 2019

awards. If this amount is not paid in full by the due date specified in the invoice, all or a portion of your outstanding awards may be canceled.

(f)
If you are currently enrolled in the Citigroup Health Benefit Plan, the Citigroup Dental Benefit Plan, and/or the Citigroup Vision Benefit Plan, you may elect, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to temporarily continue your benefits beginning the day after your Termination Date. You will receive notification from Citi’s COBRA Administrator further advising you of the continuation of benefits available and the rates and premium payment procedure. If eligible, you may elect to enroll in retiree medical and dental coverage (“Retiree Insurance”) under the Citigroup Medical and Dental Plans. Your eligibility, the date on which you must first commence Retiree Insurance, your cost and the other terms and conditions of Retiree Insurance will be determined in accordance with the plan document and applicable policies as administered and interpreted by the Retiree Insurance administrators.

(g)
Through your Termination Date, you must continue to comply with all stock ownership commitments and all personal trading policies that applied to you during your employment. You furthermore agree to comply with the applicable senior executive post-employment Stock Ownership Commitment through October 24, 2020. The personal trading restrictions imposed by these policies apply to all personal trading accounts (“Personal Accounts”) held by you as well as the personal accounts of immediate family members if they are subject to those polices (“Related Accounts”). Failure to abide by the applicable trading restrictions for both Personal Accounts and Related Accounts may result in trade cancellation with all associated costs being borne by the account holders in addition to any other applicable penalties.

(h)
You are reminded that you are a Covered Employee under Citi’s Employment Termination Notice and Nonsolicitation Policy. Therefore, except as otherwise provided by law or as may be agreed to in writing by you and a duly authorized representative of Citi, you may not commence employment with a new employer during the Transition Period and Notice Period and are subject to nonsolicitation obligations as set forth below. Further, during the Transition Period and Notice Period, you must not conduct yourself in a manner that intentionally and materially damages Citi’s existing and ongoing relationships with any of its clients, suppliers, and employees, or Citi’s other business interests.

(i)
As a former Citi Expatriate, you continue to be eligible for and subject to the requirements, applicable to Citi and you, of the Citi Expatriate Program Handbook provided to you for the periods of time following the end of your expatriate assignment set forth in the Handbook, even after your Termination Date. Citi may withhold amounts you owe to Citi under the Citi Expatriate Program from amounts awarded to you as deferred incentive compensation under the PSU program, CAP or DCAP.

2.	Eligibility and Sufficiency.

Stephen Bird
November 8, 2019

(a)
Subject to the terms and conditions of this Agreement: (i) you must comply with all applicable policies in order to be eligible for the payments and benefits set forth in Paragraph 1 above; and (ii) you agree that if Citi discovers that you have engaged in any conduct Citi deems to be willful misconduct or in another material violation of its policies, Citi may immediately terminate your employment (a “Termination Date”), cease any and all payments and benefits provided for in this Agreement, and seek other available remedies, whether at law or in equity. Prior to making any such determination, Citi shall identify in writing the actions it deems willful misconduct or in material violation of its policies and provide you an opportunity, if curable in Citi’s reasonable and good faith discretion, to cure same.

(b)
You acknowledge and agree that the total payments and benefits set forth in this Agreement (i) exceed the payments and benefits you would otherwise be entitled to receive under the terms of any contract or your offer letter and (ii) constitute valuable consideration for your obligations under this Agreement.

3.	Release of Claims.

(a)
In exchange for the payments and benefits set forth above, you, on behalf of yourself, your agents, representatives, assignees, attorneys, heirs, executors, and administrators (collectively referred to as “Releasors”), release Citibank, N.A., its predecessors, successors and assigns, and its and their current and former direct and indirect parents, affiliates, subsidiaries, divisions, related business entities, and any and all plan administrators, plan administration committees and plan representatives of all employee benefit plans (individually and collectively, “Citi”), its and their current and former officers, directors, shareholders, employees, agents, and representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, allowances, bonus, stock, stock options, costs, expenses, attorneys’ fees, and remedies of any type (“Claims”) which may be waived under applicable law that Releasors may have against Releasees by reason of any matter, cause, act, or omission, including, without limitation, those arising out of or in connection with your employment with and separation from Citi, up to the date you sign this Agreement (individually and collectively, “Released Claims”). This release applies to Claims that Releasors know about and those Releasors may not know about arising at any time up to the date you sign this Agreement.

(b)
Released Claims include, but are not limited to, all Claims against the Releasees under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, WARN, and New York State fair

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November 8, 2019

employment laws, as well as any other foreign, federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination of employment, retaliation, equal opportunity or wage and hour. You specifically understand that you are releasing Claims based on age, race, color, sex, sexual orientation, gender identity or expression, marital status, religion, national origin, citizenship, military or veteran’s status, disability, genetic characteristic, and all other legally protected categories.

(c)
Released Claims also include all Claims against the Releasees for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit Claims including, without limitation, Claims concerning salary, bonus, and any awards, grants, or purchases under any discretionary incentive and retention compensation plan or program, including without limitation PSUs, CAP or DCAP, and separation pay under the Citi Separation Pay Plan and any other separation pay plan maintained by Citi.

(d)
Except as provided in Paragraph 11 herein, you hereby waive and release your right to, and agree not to accept, any monetary or other personal recovery from Citi or any of the Releasees on account of or as a remedy for your actual or alleged injury or damages, as a result of or in connection with any Released Claim in any forum, including federal, state, or local court or in arbitration, any administrative proceeding with any federal, state, or local administrative agency, or Citi’s dispute resolution procedure.

(e)
In addition, and for the avoidance of doubt, Released Claims include Claims arising at any time up to the date you sign this Agreement that have or could have been filed against Citi or the Releasees under any applicable dispute resolution procedure including any arbitration policy.

(f)
Notwithstanding anything herein, you expressly reserve and do not waive or release (i) your rights under this Agreement, Exhibit A, and your outstanding PSU and CAP award agreements, (ii) your rights to or in any individual account(s) in which you have personally invested funds or, if applicable, under the provisions of the Citigroup Capital Partners II, L.P. and/or the Citigroup Venture Capital International Growth Fund II, L.P., (iii) your vested rights under any applicable broad-based defined benefit or defined contribution retirement plan, including, without limitation, any pension, whether in the United States or abroad, (iv) Claims arising after the date you sign this Agreement, (v) your rights to indemnification under the applicable by-laws (and any amendments thereto) or applicable law, or any rights to coverage advancement of expenses, and/or legal fees to the extent provided by any governing D&O insurance policy maintained by Citi, and (vi) any Claims that by law may not be waived or released.

(g)
Further, this Agreement does not limit or exclude the jurisdiction of any federal, state or local agency or self-regulatory organization. Accordingly, notwithstanding anything herein, this Agreement is not intended to, and shall not be construed to,

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November 8, 2019

prevent you from filing a charge or other proceeding with, or participating in an investigation or other proceeding conducted by, any governmental agency, including without limitation the U.S. Equal Employment Opportunity Commission (the “EEOC”) or applicable state or local fair employment practices (“FEP”) agency. However, as stated in Paragraph 3(d) above, and except as provided in Paragraph 11 below, you understand and agree that you shall not be entitled to receive any monetary compensation from Citi or Releasees in such proceeding.

4.	No Admission.
You are entering into this Agreement as a compromise and in full and final settlement of all disputed Claims, if any, you have or may have against Citi and the Releasees as of the date you sign this Agreement. This Agreement does not constitute an admission of any liability or wrongdoing by Citi or the Releasees, and Citi denies that it is responsible or legally obligated to you for any such Claims, or that it has engaged in any wrongdoing.

5.	Representations.
As of the date you sign this Agreement:

(a)
Subject to Paragraphs 3(g) and 11 of this Agreement, you represent and warrant that you have not filed, directly or indirectly, nor caused to be filed, any legal proceeding against Citi or the Releasees in any state or federal court or in arbitration, or any administrative proceeding with any federal, local or state agency having jurisdiction over claims of employment discrimination, claims for past or future wages, salary, bonuses, stock, stock options or other forms of compensation or benefits, including but not limited to claims arising under the PSU program, CAP or DCAP or any other issues concerning your employment, the terms and conditions of your employment, and/or the separation of your employment from Citi.

(b)
You represent and warrant that you have submitted, or by the end of the Transition Period shall submit, all business-related expenses for reimbursement pursuant to the applicable Citi Expense Management Policy and that you have no unpaid, outstanding debts due to Citi on your business credit card. You will be reimbursed for any outstanding expenses as of the Termination Date in accordance with Citi policies and procedures. If there is an outstanding debt due to Citi or you are required to reimburse Citi for certain expenses under Citi policies, you agree to pay such debt or make such reimbursement as soon as practicable following notice of such debt or reimbursement amount in accordance with Paragraph 18 and, in the event you do not pay such debt or make such reimbursement prior to your Termination Date, you authorize Citi to deduct any amounts owed as a debt or reimbursement amount from the Initial Payment.

6.	Confidential Information and Return of Citi Property.

Stephen Bird
November 8, 2019

(a)
You acknowledge and agree that any confidential, secret and/or proprietary information regarding Citi, including any nonpublic information regarding Citi’s business, products and services, methods, systems, and business plans, and information regarding Citi’s current, former and prospective employees, clients and vendors (“Confidential Information”), is the exclusive property of Citi. You further acknowledge and agree that you have an ongoing obligation not to disclose or use, either directly or indirectly, any Confidential Information for any reason except as otherwise provided in Paragraphs 3(g) and/or 11 of this Agreement or as required by a statute, by a court of law, or by any government, regulatory, or self-regulatory agency having supervisory authority over the business of Citi with jurisdiction to order you to divulge, disclose or make accessible such information. Except as to an inquiry by any government, regulatory, or self-regulatory agency or as otherwise provided in Paragraphs 3(g) and/or 11 of this Agreement, prior to disclosure, you shall give notice to the Global Employment Law Group, Citigroup Inc., 388 Greenwich Street, 17th Floor, New York, NY 10013, of any such request or demand for Confidential Information immediately upon your receipt of same, and shall reasonably cooperate with Citi in any application Citi may make seeking a protective order or barring disclosure of such Confidential Information.

(b)
Except as otherwise provided by law or in Paragraphs 3(g) and/or 11 of this Agreement, you agree to return on or before your last day of work all Confidential Information in your possession, custody or control, including all customer and client lists, all books, records, documents and any other information in your possession which relate to Citi’s customers or business. In addition, you agree to return on or before your last day of work all other Citi property in your possession, custody or control, including all equipment (including laptops and computers with applicable passwords), and any keys, access cards, and corporate credit and calling cards. Further, you will change your voicemail message upon request. For the sake of clarity you may retain documents evidencing the Equity Awards; any documents concerning personal investments; personal effects and files; and documents concerning your terms of employment and/or termination thereof, without violation of this Agreement.

7.	Confidentiality.

(a)
Except as otherwise provided by law or in Paragraphs 3(g) and/or 11 of this Agreement, you hereby: (i) agree to keep the existence, terms, and negotiations leading to this Agreement that have not otherwise been publicly disclosed by Citi strictly confidential and not to disclose them in any manner whatsoever, whether orally or in writing, whether directly or indirectly, to any person or entity other than your attorney, accountant, financial advisor, and spouse/domestic partner/partner by civil union (individually and collectively, “Covered Person”); and (ii) represent that neither you nor anyone acting on your behalf has previously made any such disclosure. In the event that a Covered Person engages in conduct that would breach

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November 8, 2019

this Paragraph, such conduct shall constitute a breach of this Paragraph just as if you had engaged in such conduct.

(b)
Notwithstanding anything to the contrary in this Agreement, your obligation to maintain the confidentiality of this Agreement does not apply to the tax structure or tax treatment of the transactions described in this Agreement, and you (or a Covered Person) may disclose, within the limitations of any law, the tax structure and tax treatment of these transactions and documents related to them (including opinions or other tax analysis). Nor does Section 7 prohibit you from disclosing your post-employment restrictions to any potential future employer or business partner.

8.	Non-Disparagement.
Except as otherwise provided by law or in Paragraphs 3(g) and/or 11 of this Agreement, you agree: (a) not to disparage or denigrate Citi or the Releasees orally or in writing; and (b) that neither you nor anyone acting on your behalf will publish, post, or otherwise release any material in written or electronic format, make speeches, give interviews, or make public appearances that mention Citi, its operations, clients, employees, products, or services without the prior written consent of the General Counsel of Citigroup Inc. For the sole purpose of your job duties in any future employment that requires you to comment publicly on Citi, the non-disparagement obligations set forth in this Paragraph 8 are limited to your use of any information that you learned during or as a result of your employment with Citi. Citi agrees to instruct each person who is a member of the Executive Management Team as of the date hereof that, for so long as he or she is a Citi employee, he or she must not defame or disparage you in any medium to any person or entity.

9.	Non-Solicitation.
During your Transition Period and Notice Period and for the one-year period following your Termination Date, to the extent permitted by law, you agree that you will not (a) engage in any conduct, either individually or in concert with a third party, which, directly or indirectly, causes or attempts to cause any Citi employee to leave the employment of Citi for the purposes of employment outside of Citi regardless of whether the solicitation for employment originates from the Citi employee, or (b) directly or indirectly, induce or otherwise counsel, advise, encourage or solicit, including through the use of social media, any client of Citi whom you serviced or with whom you had substantial contact during your employment to terminate its relationship with Citi or to transfer assets away from or otherwise reduce its business with Citi. For the sake of clarity, the response by employees to a solicitation of general applicability shall not constitute a violation of this Agreement or of any other agreement. A future employer’s hiring of a Citi employee whom you did not improperly solicit is not a violation of this Agreement or of any other agreement. You may solicit any personal assistant of yours and that shall not be considered a violation of this or any other agreement.

10.	Duty to Provide Information.

Stephen Bird
November 8, 2019

(a)
Except as otherwise provided by law or in Paragraph 3(g), this Paragraph 10, and/or Paragraph 11 of this Agreement, you agree, at Citi’s reasonable request, to provide information to Citi and its attorneys as may be reasonably required, in connection with the defense, investigation or prosecution of any claim that has been, or in the future may be, made against Citi or in connection with any ongoing or future investigation or claim of any kind involving Citi, including any formal or informal proceeding before any Relevant Authority (including responding to any formal or informal requests for documents or testimony), with the understanding that any meetings you are requested to attend are scheduled during normal business hours at mutually agreeable times.

For purposes of this Agreement, a “Relevant Authority” is any domestic or international court of law, governmental or regulatory agency or self-regulatory organization having supervisory authority over the business of Citi or any domestic or international arbitral, administrative, judicial or legislative body (including a committee thereof), including the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”) or the Office of the Comptroller of the Currency (“OCC”).

(b)
You further agree, unless otherwise provided by law or in this Paragraph 10, to execute and deliver any documents that may reasonably be necessary for, and customarily associated with, carrying out the provisions of this Paragraph 10. Further, you agree that you will advise Citi of any contact made by attorneys or other agents on behalf of, or with respect to, private parties (other than Citi) with legal claims involving Citi. Should you agree to speak with such private party (or any representative thereof) regarding information you learned through and during your employment with Citi, you will permit a Citi representative to attend such meeting, where permitted by law, to prevent disclosure of privileged or confidential information.

(c)
Nothing in this Paragraph 10 shall require you to take any action prejudicial to your legal interests or be construed to limit in any way the provisions of Paragraph 11 of this Agreement, and the requirements of this Paragraph 10 shall not apply in any circumstances in which such requirements would have the effect of prohibiting or restricting you from providing evidence or other information to any government, regulatory, or self-regulatory agency.

(d)
Citi shall reimburse you for any reasonable costs and expenses incurred by you in connection with your cooperation hereunder (including, but not limited to, travel and accommodations). Citi may also reimburse you for reasonable attorney’s fees in the event you and Citi reasonably agree it is necessary for you to retain separate counsel in connection with your cooperation under this Paragraph 10, subject to applicable indemnification provisions (including, without limitation, those regarding recoupment if you do not meet the relevant standard of conduct).

Stephen Bird
November 8, 2019

11.	Disclosure of Information to Government, Regulatory or Self-Regulatory Agency and Other Permitted Disclosures.

(a)
Nothing contained in this Agreement is intended to prohibit or restrict you or Citi from providing evidence or other information to any government, regulatory, or self-regulatory agency such as (without limitation) the Securities and Exchange Commission (“SEC”), the Commodity Futures Trading Commission (“CFTC”), the Department of Justice (“DOJ”), the Financial Industry Regulatory Authority, Inc. (“FINRA”), the National Labor Relations Board (“NLRB”), the New York Stock Exchange, Inc. (“NYSE”), or the EEOC, or from responding to any court order or subpoena, or from participating in any reward program offered by any government, regulatory, or self-regulatory agency. You may also disclose confidential information, including trade secrets, to (i) any government, regulatory, or self-regulatory agency, including under Section 21F of the Securities and Exchange Act of 1934, Section 23 of the Commodity Exchange Act of 1936, or Section 7 of the Defend Trade Secrets Act of 2016 (“Defend Trade Secrets Act”), and the rules thereunder, or (ii) an attorney in connection with the reporting or investigation of a suspected violation of law or to an attorney or in a court filing under seal in connection with a retaliation or other lawsuit or proceeding, as permitted under the Defend Trade Secrets Act.

You do not need the prior authorization of Citi to make these disclosures or provide evidence or other information to any government, regulatory, or self-regulatory agency, and you are not required to notify Citi that you have done so.
The disclosures permitted under this Paragraph 11(a) are intended for regulatory and/or law enforcement purposes. It does not permit disclosure for commercial or competitive purposes of any confidential information, including trade secrets, to government owned, related or sponsored agencies, entities or enterprises that compete directly or indirectly with Citi and its businesses.

(b)
Further, you may disclose the terms of this Agreement if necessary in any action to enforce this Agreement. Except with regard to an inquiry by or other disclosure to any government, regulatory, or self-regulatory agency as provided in Paragraph 11(a) above, you will promptly give notice of any attempt to compel disclosure of the terms of this Agreement to the Global Employment Law Group, Citigroup Inc., at the address specified above, as soon as possible and at least five days before compliance is required.

(c)
For the avoidance of doubt, nothing in this Agreement is intended to prohibit, prevent, or otherwise restrict you from testifying in an administrative, legislative, or judicial proceeding (including those concerning alleged criminal conduct or alleged sexual harassment) when you have been required or requested to attend such proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

Stephen Bird
November 8, 2019

(d)
Further, nothing in this Agreement (including but not limited to the provisions set forth in Paragraphs 7 and 8 above) shall prohibit, or be construed to prohibit, you from making any disclosures which are otherwise permitted by applicable federal, state or local law.

12.	Enforceability.

(a)
This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters including, without limitation, validity, construction, effect, performance, and remedies except where otherwise provided by law, in which case, it shall be governed by the laws of the state in which you currently work.

(b)
The invalidity or unenforceability of any provision of this Agreement shall have no effect upon, and shall not impair the validity or enforceability of any other provision of this Agreement, or of this Agreement in its entirety in any other jurisdiction. You and Citi agree that if any provision herein is found to be invalid or unenforceable by a court of competent jurisdiction, you and Citi will request that the court revise the provision to come closest to the meaning intended and the provision will be enforced as rewritten without affecting any other provision of this Agreement. To the extent it may be necessary, you agree to cooperate with Citi and its attorneys in seeking any regulatory, governmental or court approval of the terms of this Agreement in order to ensure that it is fully enforceable as written.

13.	Arbitration.
You and Citi agree that any and all disputes arising out of or relating in any way to the validity, interpretation, or enforcement of this Agreement, other than injunctive relief and disputes which by statute are not arbitrable, shall be resolved through binding arbitration pursuant to the applicable arbitration policy/agreement in effect as of your Termination Date. The decision of the arbitrator(s) will be final and binding. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party will bear its own attorneys’ fees and expenses in arbitration except, and only to the extent required by applicable statute, as may be awarded in arbitration. Nothing contained herein shall limit your or Citi’s right to obtain injunctive relief in a court of law in aid of arbitration.

14.	Payment/Modification by Citi.

(a)
You acknowledge and agree that you and Citi intend for this Agreement to be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury pronouncements relating thereto. You further agree that this Agreement may be amended by Citi to the extent necessary in Citi’s judgment to comply with the Code, and any rules, regulations and Treasury pronouncements relating thereto in order to preserve the payments and benefits provided herein without additional cost to Citi. In no event shall Citi be liable for

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any Section 409A additional tax, penalties or interest, or for any damages, as a result of any amendment of or failure to amend this Agreement.

(b)
The Initial Payment to be paid to you pursuant to Paragraph 1(c) above will be paid as soon as practical following the Effective Date of this Agreement but in no event later than March 15, 2020, provided that Exhibit A has also been executed and returned to Citi.

15.	Breach of this Agreement.

(a)
You agree that in the event of any material misrepresentation or material breach by you of any part of this Agreement, Citi may recover any amounts paid to you herein, cancel any unpaid Initial Payment and/or DCAP Award, and seek any other remedies available to it.

(b)
You further acknowledge and agree that Citi’s remedies at law for a breach or threatened breach of any of the provisions of the above Paragraphs 1(h), 3, 5(a), 6, 7, 8, 9, or 10 or Exhibit A would be inadequate and, therefore, in addition to any remedies at law or under the terms of the applicable benefit or equity plans, Citi, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.

16.	Knowing and Voluntary Agreement.
You acknowledge that (a) you have read and understand each of the provisions of this Agreement; (b) you are hereby advised to consult with an attorney prior to signing this Agreement; (c) you have 21 days from your receipt of this Agreement to review it and to consider your decision to sign it (the “Review Period”), although you may return it to the undersigned prior to that time if you desire, provided you have ceased performing your current job duties; (d) you are entering into this Agreement of your own free will; and (e) this Agreement is not intended to be a waiver of Claims arising after the date you sign this Agreement.

17.	Revocation and Expiration of this Agreement.
Once you sign this Agreement, you have 7 days to revoke it (“Revocation Period”). You may do so by delivering written notice of your revocation in accordance with Paragraph 18 within the Revocation Period. Your signed Agreement will become effective as of the date that you sign and return it, provided that (a) you have signed and returned it within the Review Period, (b) you have not revoked it during the Revocation Period, and (c) this Agreement is signed on behalf of Citi (“Effective Date”).

Stephen Bird
November 8, 2019

18.	Notices.
All notices, requests and other communications under this Agreement will be in writing (including electronic writings) to the applicable address (or to such other address as to which notice is given in accordance with this Paragraph 18).

If to you:    At your most recent home address in Citi’s records with a copy (which shall not constitute service) to:

Steven G. Eckhaus, Esq.
McDermott Will & Emery LLP
340 Madison Avenue
New York, New York, 10173
        seckhaus@mwe.com

If to Citi:    Ms. Sara Wechter
Head, Human Resources
Citi
388 Greenwich Street
New York, New York 10013

Copy to:    Rohan Weerasinghe, Esq.
General Counsel
Citi
388 Greenwich Street
New York, New York 10013

Each such notice, request, or other communication will be effective only when received by the receiving party.

19.	Other Terms and Conditions.

(a)
You shall be under no obligation to seek other employment and you shall not otherwise be required to mitigate, and there shall be no offset against amounts due to you under this Agreement on account of any compensation or benefits you may earn after the Termination Date.

(b)
This Agreement sets forth the entire agreement and understanding relating to your employment with and separation from Citi, and supersedes all prior discussions, negotiations, and agreements with respect to the subjects contained herein, except for any applicable benefit plans, discretionary incentive and retention compensation plans or programs and limited partnerships or other employee investment plans. In entering into this Agreement, you acknowledge and agree that you are not relying

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November 8, 2019

on any representations by Citi or any other Releasees other than those expressly contained in this Agreement.

(c)
Except as provided in Paragraph 14 above, no amendment or modification to this Agreement shall be valid unless made in a separate writing and signed by you and a duly authorized representative of Citi. Any handwritten comments, inserts or interlineations of this Agreement will not be accepted under any circumstances and shall render this Agreement null and void.

Stephen Bird
November 8, 2019

(d)
The section headings appearing in this Agreement are used for convenience of reference only and shall not be considered a part of this Agreement nor be construed in any way to modify, amend or affect the meaning of any of its provisions.

Citibank, N.A.

Sara Wechter        Date
Head of Human Resources

Attachment:    Exhibit A – Form of Award Agreement

BY SIGNING THIS AGREEMENT YOU GIVE UP AND WAIVE LEGAL RIGHTS.

YOU ARE HEREBY ADVISED BY CITI TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. YOU SIGN AND ENTER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WITH FULL KNOWLEDGE OF WHAT IT MEANS.

Stephen Bird        Date

EXHIBIT A

FORM OF 2019 INCENTIVE AWARD AGREEMENT

Citigroup Inc.
Deferred Cash Award Plan
Award Agreement Summary

Citigroup Inc. (“Citigroup”) hereby grants to Stephen Bird (the “Participant”) the award summarized below pursuant to the terms of the agreement between Citibank, N.A. and Participant dated November 8, 2019 (the “Letter Agreement”) and the Discretionary Incentive and Retention Award Plan, as amended and restated effective as of January 1, 2015 (“DIRAP”). The terms, conditions and restrictions of your award are contained in this Award Agreement, including the attached Terms and Conditions (together, the “Agreement”) and the Deferred Cash Award Plan, as amended and restated effective as of January 1, 2015 (“DCAP”).

For the award to be effective, you must accept below acknowledging that you have received and read this Agreement, including the Data Protection Statement.

Summary of Participant’s Deferred Cash Award (the “Deferred Cash Award”)

Award Date	November 8, 2019
Principal amount	$7,110,000
Notional interest rate (compounded annually)	2.23%
Vesting dates (and percentage vesting)	January 20, 2021 (25%) January 20, 2022 (25%) January 20, 2023 (25%) January 20, 2024 (25%)

Acceptance and Agreement by Participant. I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement (which includes the attached Terms and Conditions) (acknowledging hereby that I have read and that I understand such document, which includes the Data Protection Statement), and Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

CITIGROUP INC.    PARTICIPANT'S ACCEPTANCE:

By: ________________________    __________________________
Sara Wechter    Name: Stephen Bird
Head of Human Resources

CITIGROUP INC.
DEFERRED CASH AWARD PLAN
AWARD AGREEMENT
TERMS AND CONDITIONS

The Terms and Conditions below constitute part of this Agreement and relate to the Deferred Cash Award described on the preceding Summary page. All references to the Deferred Cash Award in this Agreement will include any notional interest accrued thereon. Except as otherwise provided herein, the “Company” means Citigroup and its consolidated subsidiaries. The “Committee” means the Personnel and Compensation Committee of the Citigroup Board of Directors and any person with authority directly or indirectly delegated from the Committee.

1. Participant Acknowledgements. By accepting the Deferred Cash Award, Participant acknowledges that:

(a)He has read and understands these Terms and Conditions.

(b)The Deferred Cash Award will be canceled or reduced if a clawback provision is applied.

(c)The Deferred Cash Award is in satisfaction of the obligation to pay the deferred cash award described in paragraph 1(c) of the Letter Agreement.

(d)A Deferred Cash Award is an unsecured general obligation of any employer that employed Participant during the deferral period applicable to the Deferred Cash Award and, until paid in accordance with its terms, is subject to the claims of such employer’s creditors. The currency in which Participant’s Deferred Cash Award is denominated and/or paid and any required tax withholding and reporting will be in accordance with Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

2. Vesting Conditions. Your Deferred Cash Award shall vest on the scheduled vesting dates in accordance with the terms of this Agreement notwithstanding your status as a former employee. If the conditions to vesting are not satisfied as of the applicable vesting date(s), the unvested portion of the Deferred Cash Award will be subject to cancelation as set forth in this Agreement.

(a)     Performance-Based Vesting Condition and General Clawback.

(i)    Participant’s Deferred Cash Award is subject to the following condition (a “Performance Vesting Condition”). The Committee may cancel all or a portion of an unvested Deferred Cash Award if it determines, in its sole discretion, that Participant has had significant responsibility for a material adverse outcome for Citigroup or any of its businesses or functions. The Committee has the exclusive discretionary authority to determine and define “significant responsibility” and “material adverse outcome” and all other undefined terms in this Agreement. As of the date hereof, Citi is not aware of any determination that you have “significant responsibility” for a “material adverse outcome for Citigroup or any of its businesses or functions” as defined in this paragraph.

(ii)    Participant’s Deferred Cash Award is subject to the following clawback condition (the “General Clawback”). The Committee may cancel all or a portion of an unvested Deferred Cash Award if it determines, in its judgment, that (1) Participant engaged in behavior (I) constituting misconduct; (II) constituting the exercise of materially imprudent judgment that caused harm to any of the Company’s business operations; or (III) that resulted or could result in regulatory sanctions (whether or not formalized) to the Company and/or the Participant; or (2) Participant failed to supervise or monitor individuals engaging in, or Participant failed to properly escalate, in accordance with the Company’s policies, behavior (I) constituting misconduct; (II) constituting the exercise of materially imprudent judgment that caused harm to any of the Company’s business operations; or (III) that resulted or could result in regulatory sanctions (whether or not formalized) to the Company and/or the Participant.

(iii)    The Performance Vesting Condition and General Clawback described in this Section 2(a) and other terms of the Award do not change during the deferral period of the Award. The Performance Vesting Condition and General Clawback are not modified solely because Participant terminates employment with the Company.

(b)     Citi Clawback. Any unvested portion of the Deferred Cash Award will be canceled or forfeited if the Committee, in its judgment, determines that (i) Participant received the Award based on materially inaccurate publicly reported financial statements, (ii) Participant knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements, (iii) Participant materially violated any risk limits established or revised by senior management and/or risk management, or (iv) Participant has engaged in “gross misconduct” (the “Citi Clawback”). For purposes of this Agreement, “gross misconduct” means any conduct that is determined by the Committee, in its sole discretion, (1) to be in competition during employment by the Company with the Company’s business operations, (2) to be in breach of any obligation that Participant owes to the Company or Participant’s duty of loyalty to the Company, (3) to be materially injurious to the Company, or (4) to otherwise constitute gross misconduct under the Company’s guidelines.

(c)    Letter Agreement. Any unvested portion of the Deferred Cash Award may be canceled or forfeited if Participant has breached any covenant contained in paragraphs 1(g), 1(h),1(i), 3, 5(a), 6, 7, 8, 9, or 10 of the Letter Agreement.

(d)    Notional Interest. Participant acknowledges that the Deferred Cash Award does not provide for actual interest payments but, if and when paid, includes an additional amount calculated with reference to an interest rate. This notional interest on the Deferred Cash Award will be calculated at the rate indicated in the Deferred Cash Award Summary on page 1 of this Agreement. The payment of a vested installment of the Deferred Cash Award will include the accrued notional interest on the value of the installment that vests after the Performance Vesting Condition described in Section 2(a) is applied and all other conditions to vesting are satisfied.

(e)    Additional Conditions.

(i)    Once all applicable conditions to vesting have been satisfied, Participant’s vested Deferred Cash Award will be distributed as soon as administratively practicable, except as may be provided elsewhere in this Agreement. Vesting and payment in each case are subject to receipt of the information necessary to make required tax payments and confirmation by Citigroup that all applicable conditions to vesting and distribution or payment have been satisfied. All payments pursuant to the Deferred Cash Award are net of any amounts withheld for taxes.

(ii)    Notwithstanding anything in this Agreement to the contrary, the Committee may suspend the vesting and payment of Participant’s Deferred Cash Award pending an investigation into whether there are circumstances that would prevent Participant’s Deferred Cash Award from vesting under the general vesting conditions or Performance Vesting Condition, or subject the Deferred Cash Award to forfeiture pursuant to a clawback provision that is applicable to Participant’s Deferred Cash Award.

(iii)    If it is subsequently determined (whether following an investigation or otherwise) that vesting conditions are, in fact, not satisfied with respect to the Deferred Cash Award, such Deferred Cash Award may be reduced or canceled. If it is subsequently determined (whether following an investigation or otherwise) that vesting conditions were, in fact, not satisfied with respect to the Deferred Cash Award that should not have been paid or vested, Participant will be obligated, pursuant to Section 4 of this Agreement, to return or repay to the Company any improperly vested amounts.

3. Transferability. The unvested portion of the Deferred Cash Award may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Deferred Cash Award or interest or right therein shall be subject to the debts, contracts or engagements of Participant or his successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof will be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer will be null and void, and will constitute a breach of this Agreement causing damage to the Company for which the remedy will be cancelation of the Deferred Cash Award. During Participant’s lifetime, all rights with respect to the Deferred Cash Award will be exercisable only by Participant, and any and all payments in respect of the Deferred Cash Award will be to Participant only. The Company will be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Deferred Cash Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Deferred Cash Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

4. Repayment Obligations and Right of Set-Off.

(a)     Repayment Obligations. If the Committee determines that all conditions to vesting and payment of the Deferred Cash Award (or any portion thereof) were not satisfied in full, the Committee will cancel such vesting and immediately terminate Participant’s rights with respect to such Deferred Cash Award (or improperly vested portion thereof). If any such Deferred Cash Award (or improperly vested portion thereof) has already been paid, Participant agrees, upon demand, to pay the Company the amount of any cash paid in settlement of the vesting of such Deferred Cash Award (or improperly vested portion thereof), without reduction for any amounts withheld to satisfy withholding tax or other obligations due at the time such payment that is subsequently determined to have been improperly made.
(b)    Right of Set-Off. Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), retain for itself funds otherwise payable to Participant pursuant to the Deferred Cash Award or any award under any award program administered by Citigroup to offset (i) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; or (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any award agreement, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that Participant owes the Company or its affiliates. The Company may not retain such funds and set-off such obligations or liabilities, as described above, until such time as they would otherwise be payable to Participant in accordance with the award terms. Only after-tax amounts will be applied to set-off Participant’s obligations and liabilities and Participant will remain liable to pay any amounts that are not thereby satisfied in full.

5. Consent to Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, brochures, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Deferred Cash Award and any other prior incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a secure internet site to which Participant has access.

6. Plan Administration. The Deferred Cash Award described in this Agreement has been granted subject to the terms of the DCAP plan document. The Committee, and its delegates, including the Plan Administrator (as defined in the DCAP plan document), has the exclusive discretionary authority to make findings of fact, conclusions, and determinations regarding the interpretation of this Agreement or the DCAP provisions or the administration of the Deferred Cash Award, and will have the exclusive and final authority to determine all calculations of Deferred Cash Award amounts, including notional interest. The Committee, and its delegates, including the Plan Administrator, has the exclusive authority to establish administrative procedures to implement the terms of the Deferred Cash Award. Any such procedure will be conclusive and binding on Participant. The Committee and Plan Administrator must exercise their discretion reasonably and in good faith.

7. Taxes and Tax Residency Status.

(a)    Compliance. By accepting the Deferred Cash Award, Participant agrees to pay all applicable taxes (or hypothetical tax if Participant is subject to tax equalization or tax protection pursuant to a Citigroup Expatriate policy) and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his income tax residency status and the number and location of workdays outside his country of income tax residency from the date of the Deferred Cash Award until the vesting of the Deferred Cash Award. Participant also agrees to provide, upon request, complete and accurate information about his tax residency status to Citigroup during such periods, and confirmation of his status as a (i) U.S. citizen, (ii) holder of a U.S. green card, or (iii) citizen or legal resident of a country other than the U.S. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

(b)    Deferred Cash Award. To the extent the Company is required to withhold tax in any jurisdiction upon the vesting of the Deferred Cash Award or at such times as otherwise may be required in connection with the Deferred Cash Award, the Company will withhold from the vested portion of the Award to the extent permitted by applicable law, or withhold hypothetical tax pursuant to a Citigroup Expatriate policy, and Participant will be paid the after-tax or after-hypothetical tax amount. If a tax or hypothetical tax the Company is required to withhold is due prior to vesting and withholding is prohibited by applicable law or regulatory guidance, Participant will be required to pay the amount of the applicable tax due to the Company. The Award will be subject to cancelation if Participant fails to make any such required tax payment.

8. Entire Agreement. The plan and program documents, the Letter Agreement, and this Agreement constitute the entire understanding between the Company and Participant regarding the Deferred Cash Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company.

9. Adjustments to the Deferred Cash Award.

(a)    Modifications. The Committee retains the right to modify Participant’s Deferred Cash Award if required to comply with applicable law (including applicable tax law) without Participant’s prior consent. Citigroup will furnish or make available to Participant a written notice of any modification, which notice will specify the effective date of such modification. Any other adverse modification not elsewhere described in this Agreement will not be effective without Participant’s written consent.

(b)    Adverse Consequences. Neither the Committee nor Citigroup will be liable to Participant for any additional personal tax or other adverse consequences of any adjustments that are made to the Deferred Cash Award.

10. Section 409A and Section 457A Compliance. Participant understands that as a result of Section 409A and/or Section 457A of the Code, if Participant is a U.S. taxpayer he could be subject to adverse tax consequences if the Deferred Cash Award or the DCAP plan document is not administered in accordance with the requirements of Section 409A or Section 457A. Participant further understands that if Participant is a U.S. taxpayer, and the Deferred Cash Award is considered to be a “nonqualified deferred compensation plan” and Participant’s employer is considered to be a “nonqualified entity” (as such terms are defined in Section 409A and/or Section 457A of the Code), Participant could be subject to accelerated income recognition or other adverse tax consequences with respect to all or a portion of the Deferred Cash Award. In such circumstances, Citigroup may, but will not be required to, modify or amend the Deferred Cash Award, as provided by the DCAP plan document. However, Participant acknowledges that there is no guarantee that the Deferred Cash Award, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

11. Compliance with Regulatory Requirements. The Deferred Cash Award is subject to the applicable law (including tax laws) and regulatory guidance in multiple jurisdictions, and will be administered and interpreted consistently with such law and regulatory guidance, including but not limited to Section 409A and Section 457A of the Code.

12. Arbitration; Conflict; Governing Law; Severability.

(a)    Arbitration. Any disputes related to the Deferred Cash Award will be resolved by arbitration in accordance with paragraph 13 of the Letter Agreement. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to the Deferred Cash Award will be submitted to arbitration in accordance with the rules of the American Arbitration Association. To the maximum extent permitted by law, and except where expressly prohibited by law, arbitration on an individual basis will be the exclusive remedy for any claims that might otherwise be brought on a class, representative or collective basis. Accordingly, Participant may not participate as a class or collective action representative, or as a member of any class, representative or collective action, and will not be entitled to a recovery in a class, representative or collective action in any forum. Any disputes concerning the validity of this class, representative or collective action waiver will be decided by a court of competent jurisdiction, not by an arbitrator.

(b)    Conflict. In the event of a conflict between this Agreement and the Letter Agreement, the Letter Agreement will control. In the event of a conflict between this Agreement and the DCAP plan document, this Agreement will control.

(c)    Governing Law. This Agreement will be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

(d)    Severability. The terms of this Agreement will be deemed severable so that if any of its provisions will be held void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement will continue in full force and effect, and will be construed and enforced in accordance with the purposes of the DCAP plan document as if the illegal or invalid provision did not exist.

13. Disclosure Regarding Use of Personal Information.

(a)    Data Protection Statement and Use of “Personal Information.”

(i)    Where the General Data Protection Regulation (2016/679) (“GDPR”) applies, please refer to the Data Protection Statement attached as Schedule 1.

(ii)    Where the GDPR does not apply, the following provisions apply:

In connection with the grant of the Deferred Cash Award, and any other award under other incentive award programs, and the implementation and administration of any such program, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment.

The “personal information” that the Company may collect, process, use, store and transfer for the purposes outlined above includes Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his personal information, and may correct or update such information, by contacting his human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, shall be for the performance of this Agreement and the Company’s internal administration of its incentive award programs, and in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program, including the prevention, detection and prosecution of crime or other grounds of public interest. In accordance with the Company’s personal information and data policies and standards, personal information may be stored in, or accessed from or transferred to countries where data privacy laws may not be as protective as those in the country from which the personal information was provided. Participant agrees to the processing of personal information as described herein under confidentiality and privacy terms to the same standard set out herein. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s country of employment to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his superiors; (iv) the Committee or its designee, which is responsible for administering the DCAP; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

(b)    Participant’s Consent (not applicable where the GDPR applies). BY ACCEPTING THE DEFERRED CASH AWARD, PARTICIPANT EXPLICITLY CONSENTS TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER DEFERRED CASH OR OTHER AWARD, AS DESCRIBED ABOVE.

***

SCHEDULE 1- DATA PROTECTION STATEMENT (APPLICABLE WHERE THE GDPR APPLIES)

Data Controller	Citigroup Inc.
Data Protection Officer	EMEA Chief Privacy Officer [Contact Information Intentionally Omitted]
Purpose and grounds for data processing
Implementation and administration of DIRAP and DCAP, including a participant’s actual participation in any similar or equivalent award plan or program.
Data processing is necessary for the performance of this Agreement to which you, the data subject, are party.

Retention period
The Company will hold your personal information on its systems for the longest of the following periods: (i) as long as is necessary during your participation in DIRAP or DCAP; (ii) any retention period that is mandated by law; (iii) the Compensation Planning retention periods set out in the Company’s Retention Management Policy which are measured from maturity or from DIRAP or DCAP being superseded as follows:
Lithuania staff: 6 years
Malta and Romania staff: 10 Years
All other 25 EU countries: 7 Years
US Persons: 6 Years

Categories of Personal Information
Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information.

Recipients of Personal Information
(i) Human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States;
(ii) Participant’s U.S. broker and equity account administrator and trade facilitator;
(iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors;
(iv) The Committee or its designee, which is responsible for administering the DIRAP and DCAP;
(v) The Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and
(vi) Internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise).

Details of transfers outside the EU
Participant’s personal data may be transferred to the United States or another country that has not been certified by the European Commission as offering equivalent or "adequate protection" to the EU country of your last employment (or current residence). Information that is transferred between Citigroup and its affiliates is done in accordance with the Company’s Binding Corporate Rules. Where personal data is transferred to non-affiliated organizations (for the execution of investments, payments or any other transactions), the Company shall procure that such non-affiliated organizations agree to a similar level of protection as is provided under the Company’s Binding Corporate Rules.

Individual rights

Under the General Data Protection Regulation (EU) 2016/679 individuals have data subject rights including the right to access and correct personal data for data processed by or on behalf of any entity affiliated with the Company in the EU/EEA. You may exercise these rights by sending a written request to the EMEA Chief Privacy Officer identified above.

Right to complain
If you are unhappy with the way the Company has handled your personal information or any privacy query or request that you have raised with the EMEA Chief Privacy Officer, you have a right to lodge a complaint with a competent supervisory authority, in particular in the Member State of your habitual residence or place of work, of an alleged infringement of the GDPR.